Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

Project VINTAGE
Fairness Opinion
Presentation
Materials

September 11, 2003

Important Disclaimer

This document has been prepared by Adams, Harkness & Hill, Inc. (“AH&H”) as part of a presentation being made to and at the request of the Independent Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of VINTAGE in support of our opinion as to the fairness, from a financial point of view and as of the date of our opinion, of the cash consideration to be received by the shareholders of VINTAGE who will hold fractional shares immediately following the transaction (the “Transaction”) contemplated by the “Summary of Terms – Going Private Proposal” submitted July 15, 2003 by Company Management and the “Going Private” Term Sheet provided by the Special Committee on September 9, 2003.

The material in this document and all analyses contained herein are confidential and have been developed solely for the use of the Special Committee of VINTAGE in connection only with the Transaction.  Any use of this material or the analyses contained herein for any other purpose (including the evaluation of any proposed transaction other than the Transaction) or any other publication of this material or the analyses contained herein without the express written consent of AH&H is strictly prohibited.

We have been engaged by the Special Committee solely to render our opinion in connection with the Reverse Stock Split and will receive a fee for our services.  We have not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Reverse Stock Split.

In connection with our activities, AH&H received and reviewed certain publicly available financial statements and earnings estimates of VINTAGE, certain internal financial statements, including projected financial and operating data concerning VINTAGE, prepared by VINTAGE management and not publicly available, and held limited discussions with members of the management of VINTAGE regarding this information. In connection with the analyses contained herein, we have not independently verified any such information and have relied on all such information as being complete and accurate in all material respects, and have relied on assurances of VINTAGE management that they are not aware of any facts that would make such information misleading. Several analytical methodologies have been employed herein and no one method of analysis should be emphasized disproportionately or regarded as critical to the overall conclusion that we have reached.  Each analytical method has inherent strengths and weaknesses, and the nature of the available information may further affect the value of a particular method.  The conclusions that we have reached are based on all the analyses and factors presented herein taken as a whole and also on the application of our own experience and judgment.  Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the individual value or merit of any one or more parts of the material that follows.  Our only opinion will be contained in the formal written opinion to be delivered to the Special Committee as to the fairness, from a financial point of view, and as of the date of our opinion, of the cash consideration to be paid to VINTAGE’s shareholders who will hold fractional shares immediately following the Transaction based on the assumptions set forth therein.  The opinion, the analyses contained herein and all conclusions drawn from such analyses are necessarily based upon prevailing market, economic and other conditions that exist and can only be evaluated as of the date of our opinion, and on information available to AH&H as of the date of our opinion.

Table of Contents

• Section A	VINTAGE Overview

• Section B	Transaction Overview

• Section C	Valuation Overview
	•	Historical Operating Performance Analysis
	•	Comparable Company Analysis
	•	Precedent Transaction Analysis
	•	Liquidation Analysis
	•	Discounted Cash Flow Analysis
	•	Historical Trading Analysis
	•	Equity Premium Analysis
	•	Summary of Analyses

• Section D	Appendix
	•	Historical and Projected Income Statement
	•	Income Statement Adjustments
	•	Balance Sheet Items
	•	Price and Volume Chart – One Year
	•	Volume at Price Histogram – One Year
	•	Reverse Split Going Private Transactions

SECTION A

VINTAGE Overview

[GRAPHIC]

Company Overview

•                  VINTAGE generally competes in the food and beverage processing industry and is a supplier of bulk wines and related services, wine grapes, case goods and related services, and brandy in the U.S.

•                  Bulk wines and related services include production and sale of bulk wine, custom crushing services, storage of bulk wine, and bulk wine barreling services

•                  Wine grapes are produced at the Company’s vineyards, as well as supplied by third party growers

•                  Case goods and related services include contract winemaking, private label wine production, custom bottling, and storage

•                  Brandy includes the production of brandy and grape spirits, barreling services, and barrel storage

•                  The Company competes for business primarily by relying upon:

•                  Quality and service

•                  Proprietary vineyard holdings

•                  Facility locations

•                  Ability to tailor product offerings

Fiscal 2003 Revenues - $80.6 million

[CHART]

Source: Company management.

Industry Highlights

•                  The wine industry has been suffering from an unprecedented wine glut

•                  Over-planting during the 1990’s created an oversupply of grapes and, as the economy weakened, consumer and restaurant demand for wines decreased significantly

•                  Some wines are now sold at less than the cost of production, and some wineries are leaving grapes unpicked

•                  Grape prices have plummeted as much as 75 percent over the past two years alone

•                  The surplus is expected to last from one to four years, giving wineries little relief in the short term

Source: Harris InfoSource “Alcoholic Beverage Manufacturing Report.”

Public Company History

•                  VINTAGE went public July 21, 1998

•                  Underwriting team included:

•                  Goldman, Sachs & Co.

•                  Hambrecht & Quist

•                  J.P. Morgan & Co.

•                  2,150,000 shares were offered for sale by the Company

•                  Initial offering price was $17.00

•                  Post offering shares outstanding included:

•                  4,342,528 Class “A” Common Stock – 10 votes per share

•                  5,136,733 Class “B” Common Stock – 1 vote per share

IPO post-money valuation at pricing was $161.1 million

Source:  SEC Documents.

VINTAGE Price & Volume Chart – Since IPO

VINTAGE

Closing Price & Daily Volume Since IPO

[CHART]

Period High		$17.06
Period Low		$1.08
Close	10-Sep-2003	$2.13
Average Daily Volume		25,801

Percentage Change - 20 Days	1.2%
Percentage Change - 50 Days	-2.3%
Percentage Change - 100 Days	4.9%
Percentage Change Over Period	-87.5%

Source:  FACTSET.

SECTION B

Transaction Overview

[GRAPHIC]

Summary of Events

Summary of events leading to the proposed transaction:

Late 1999	The Board of Directors engaged Goldman, Sachs & Co. to explore the possibility of selling all or part of the business

Early 2000	Facing no credible interest, the attempt to sell the business was terminated

January 2002

Anticipating possible financial troubles due to a downturn in the industry and economy, Management took steps to keep VINTAGE viable including, among others: asset sales, cost reductions, and working capital reductions

December 2002 / March 2003	Limited discussions were held at board meetings as to the current status of the Company and the option of going private

Early 2003	Management examined M&A opportunities and held conversations with a likely buyer – a competitor in the industry

No credible interest was found

Source: AH&H and VINTAGE management.

June 9, 2003	Management recommended that the Board consider a going private transaction through a reverse split as an attractive option for the Company and its stockholders

June 10, 2003	Board directed Management, with assistance from Chairman Jeffrey Brown, to review the Company’s public status and the costs and benefits of maintaining the status quo

Special Committee of the Board of Directors is authorized to evaluate the potential going private transaction

Members include: Lawrence R. Buchalter, David Gale, Paul M. Ginsburg, and Jean-Michel Valette

June 2003	The Special Committee engaged Morrison & Foerster as legal advisors and establishes independence

July 15, 2003	Management presented a “Going Private Proposal” to the Special Committee

July 28 – August 18 2003	The Special Committee and Management exchanged additional information clarifying the proposal

August 20, 2003	AH&H engaged to advise Special Committee as to the fairness, from a financial point of view, of the contemplated transaction

September 9, 2003	AH&H delivered preliminary discussion materials to Special Committee

The Special Committee discussed the “Going Private” Term Sheet

September 11, 2003	AH&H delivered final opinion presentation materials and formal letter of opinion to Special Committee

Transaction Structure

The following analysis is based on information contained in the “Summary of Terms – Going Private Proposal” submitted July 15, 2003 by Company Management and the “Going Private” Term Sheet provided by the Special Committee on September 9, 2003

•                  A reverse split will be effected by means of an amendment to the Company’s Amended and Restated Certificate of Incorporation to be approved by the Company’s stockholders

•                  Each outstanding share of Class A and Class B Common stock will be converted into 1/5,900 of a share of new Class A and Class B Common stock, respectively

•                  As of June 23, 2003, the Company estimates that 960 of the approximate 1,042 stockholders have less than 5,900 shares.  After the stock split, the Company estimates it will have approximately 82 stockholders

•                  Once the Company has fewer than 300 stockholders, it can terminate its public company status

•                  Stockholders will receive cash in lieu of any fractional shares created as a result of the reverse stock split

•                  The cash payment for fractional shares will be equal to $3.25 per pre-split share

•                  Total cash consideration for fractional shares is expected to be approximately $3,415,000

•                  The transaction is contingent upon receiving approval of a majority of the outstanding voting power represented by the Company’s Class A and Class B common stock

•                  The transaction does not contemplate any termination or break up fees

Transaction Rationale

•                  Public company costs are high

•                  Costs associated with retaining public status, servicing shareholders, and continuing public communication

•                  Additional costs related to Sarbanes Oxley, increased D&O insurance expenses, and audit costs

•                  The time demands on management and employees associated with public company status are significant

•                  Investor relations and communication

•                  Preparing public reports, filings, press releases, and Regulation FD compliance

•                        Shareholders are unable to benefit fully from public company status due to limited liquidity and micro-cap classification

•                  Shareholders are not able to move into or out of large positions

•                  The Company is not able to use shares for acquisitions

•                  The Company is not able to raise capital in public markets

•                  VINTAGE is not an attractive investment target for institutional investors

Source: VINTAGE management.

Transaction Benefits

•                  Other strategic alternatives have been examined by Management and found to be either unattractive or not viable

•                  Maintain status quo – continue to shoulder public company costs without the general benefits, at least in the near term, of public company status

•                  M&A opportunities – Management has determined that no viable candidates exist to acquire or merge with VINTAGE

•                  A transaction provides multiple benefits

•                  Reduces direct and indirect costs

•                  Saves management and employee time

•                  Shareholders can exit this investment at a premium to current market prices or retain a position in a private company

•                  A “Reverse Split” transaction provides several benefits

•                  Small shareholders are able to sell without a commission

•                  Small shareholders can retain ownership by acquiring additional shares

•                  The cash demands on the Company are predictable

Source: VINTAGE management.

SECTION C

Valuation Overview

[GRAPHIC]

Primary Valuation Methodologies

•                  Historical Operating Performance Analysis

•                  Focus is on margin structure, growth rates, and key profitability and liquidity ratios

•                  Comparable Company Analysis

•                  Assessment of financial performance of food and beverage processing companies possessing similar strategic and operating characteristics to VINTAGE

•                  Focus is on metric-based implied public trading value

•                  Precedent Transaction Analysis

•                  Assessment of valuation metrics for mergers, acquisitions, divestitures and buy-outs involving companies possessing similar strategic and operating characteristics to VINTAGE

•                  Focus is on transaction value to revenue and EBITDA metrics

•                  Liquidation Analysis

•                  Assessment of VINTAGE’s cumulative equity value as a result of an orderly liquidation of the Company

•                  Focus is on identification of assets, liabilities, liquidation expenses and net realizable value

•                  Discounted Cash Flow Analysis

•                  Assessment of net present value of VINTAGE based on projected financial statements and assumptions of future valuation metrics

•                  Focus is on assessing value based on free cash flow

•                  Historical Trading Analysis

•                  Assessment of VINTAGE’s trading history relative to specific industry composite indexes

•                  Focus is on trends between VINTAGE and composite indexes

•                  Equity Premium Analysis

•                  Assessment of implied premium represented by the transaction over current and historical equity trading levels

Historical Operating Performance Analysis – Income Statement

	Fiscal Year Ended June 30,
$ in millions	2000	2001	2002	2003
Revenue
Bulk wine and juice	$55.8	$57.4	$43.8	$47.6
Wine grapes	10.6	6.8	2.4	1.4
Case goods	15.9	20.3	27.7	22.1
Brandy and spirits	14.6	13.5	9.8	9.6
Total revenue	96.9	97.9	83.6	80.6
Cost of sales	81.1	80.7	70.4	66.7
Gross profit	15.8	17.3	13.2	13.9
SG&A	7.8	10.8	11.0	11.3
Loss on impairment of RTD assets	—	—	—	8.0
Gain on sale of vineyard assets	—	—	—	1.6
Write down on systems costs	—	—	5.7	—
Operating income (loss)	8.1	6.4	(3.4)	(3.7)
Interest expense	3.8	3.0	4.1	3.5
Income before income taxes	4.3	3.5	(7.5)	(7.2)
Income taxes	1.5	1.0	(2.8)	(2.9)
Net income (loss)	$2.7	$2.5	$(4.7)	$(4.3)

Depreciation and amortization	$6.2	$7.1	$6.9	$7.0
EBITDA	$14.3	$13.5	$3.5	$3.2

Operating Performance

Revenue composition
Bulk wine and juice	57.6%	58.6%	52.3%	59.0%
Wine grapes	11.0%	7.0%	2.8%	1.7%
Case goods	16.4%	20.7%	33.1%	27.4%
Brandy and spirits	15.0%	13.8%	11.7%	11.9%

Revenue growth	-10.3%	1.1%	-14.6%	-3.6%

SG&A as a % of revenue	8.0%	11.1%	13.1%	14.0%
D&A as a % of revenue	6.4%	7.2%	8.3%	8.6%
Interest as a % of revenue	3.9%	3.0%	4.9%	4.3%

Gross margin	16.3%	17.6%	15.8%	17.2%
EBIT margin	8.3%	6.6%	-4.1%	-4.6%
EBITDA margin	14.7%	13.8%	4.2%	4.0%
Net income margin	2.8%	2.5%	-5.6%	-5.3%

Effective tax rate	36.0%	29.3%	37.5%	40.7%

Source:  Company SEC filings.

Historical Operating Performance Analysis – Balance Sheet

	Select Balance Sheet Items as of June 30,
$ in millions	2000	2001	2002	2003
Assets:
Cash and equivalents	$0.0	$0.5	$0.1	$0.1
Trade and other receivable - net	7.4	10.0	9.8	10.0
Inventories	22.1	23.7	34.0	27.1
Total current assets	32.7	36.5	45.2	40.3
Total assets	$116.7	$132.1	$132.8	$109.6

Liabilities and Shareholders’ Equity:
Accounts payable	$3.0	$5.7	$6.9	$4.3
Current portion of long-term debt	3.3	4.4	6.5	6.0
Total current liabilities	9.1	15.2	31.1	18.3
Long-term debt	36.1	39.8	30.0	23.5
Deferred compensation	—	0.1	0.7	0.9
Deferred income taxes	11.4	11.9	10.5	10.9
Total liaibilites	56.5	67.0	72.4	53.5
Total stockholders’ equity	60.2	65.2	60.4	56.1
Total liabilities and shareholders’ equity	$116.7	$132.1	$132.8	$109.6

Financial Ratios

Profitability ratios
Rate of return on assets	5.3%	4.4%	-0.5%	-0.7%
Rate of return on common shareholders’ equity	4.6%	3.9%	-7.4%	-7.4%
Total assets turnover ratio	0.1	0.1	(0.0)	(0.0)
Accounts receivable turnover ratio	11.2	11.2	8.4	8.1
Inventory turnover ratio	3.3	3.5	2.4	2.2
Fixed asset turnover ratio	1.1	1.1	0.9	1.0
Leverage ratio	2.1	2.0	2.1	2.1

Short-term liquidity ratios
Current ratio	3.6	2.4	1.5	2.2
Quick or acid test ratio	0.8	0.7	0.3	0.5
Accounts payable turnover ratio	21.7	19.0	12.8	10.7
Days accounts receivables outstanding	32.7	32.6	43.4	44.8
Days inventories held	110.8	103.5	149.4	167.1
Days accounts payable outstanding	16.8	19.2	28.5	34.1

Long-term liquidity ratios
Long-term debt ratio	0.4	0.4	0.4	0.3
Debt-equity ratio	0.5	0.5	0.5	0.5
Interest coverage ratio	2.1	2.2	(0.8)	(1.1)

Source:  Company SEC filings.

Comparable Company Analysis – Unadjusted Operating Statistics

Unadjusted Operating Statistics

			LTM
Company	Symbol	Shares Out	Revenue	Gross Profit	EBITDA	EBIT
		MM	MM	MM	MM	MM

Hanover Foods	HNFSA	0.9	$290.3	$46.0	$27.7	$18.1

John B. Sanfilippo & Son	JBSS	9.3	$390.2	$57.8	$34.4	$25.6

National Beverage	FIZ	18.2	$500.4	$165.0	$40.8	$29.5

Redhook Ale Brewery	HOOK	6.2	$41.6	$9.9	$2.1	($1.0)

Scheid Vineyards	SVIN	5.5	$24.9	$10.1	$9.0	$4.8

Seneca Foods	SENEB	6.7	$672.4	$58.1	$53.9	$30.8

Spectrum Organic Products	SPOP	45.7	$41.0	$11.4	$2.8	$2.4

Sylvan	SYLN	5.1	$91.9	$35.5	$14.0	$7.8

Todhunter International	THT	5.6	$119.9	$29.2	$10.6	$4.9

VINTAGE		9.5	$80.6	$13.9	$3.2	$(3.7)

	LTM
	Net	Gross	Operating	Net	Return on
Company	Income	Margin	Margin	Margin	Assets	Equity
	MM

Hanover Foods	$9.9	15.8%	6.2%	3.4%	5.8%	10.6%

John B. Sanfilippo & Son	$13.1	14.8%	6.6%	3.3%	5.3%	11.5%

National Beverage	$17.6	33.0%	5.9%	3.5%	8.1%	12.3%

Redhook Ale Brewery	$(1.1)	23.8%	NMF	NMF	NMF	NMF

Scheid Vineyards	$2.3	40.6%	19.2%	9.2%	3.6%	6.8%

Seneca Foods	$10.8	8.6%	4.6%	1.6%	2.1%	6.0%

Spectrum Organic Products	$1.8	27.7%	5.8%	4.4%	10.1%	42.4%

Sylvan	$3.8	38.7%	8.5%	4.1%	3.4%	7.3%

Todhunter International	$2.3	24.4%	4.1%	1.9%	3.2%	3.3%

Average:		25.3%	7.6%	3.9%	5.2%	12.5%

Average Excluding Minimum and Maximum:		25.5%	6.3%	3.4%	4.9%	9.1%

VINTAGE	$(4.3)	17.2%	NMF	NMF	NMF	NMF

Notes:

Source: SEC filings

LTM - Last Twelve Months

MM - Millions

NMF - Not Meaningful

Shares Outstanding figures from most recent filings

Revenue figures for HOOD, SVIN, THT, and VINTAGE include excise taxes

Comparable Company Analysis – Unadjusted Trading Statistics

Unadjusted Trading Statistics

		Fiscal		Close	52 Week Range		Shares	Market
Company	Symbol	Year	LTM	9/10/03	High	Low	Out.	Cap.
							MM	MM

Hanover Foods	HNFSA	Jun	Jun	$72.40	$75.00	$49.00	0.9	$63.0

John B. Sanfilippo & Son	JBSS	Jun	Mar	$18.55	$19.43	$6.25	9.3	$171.7

National Beverage	FIZ	May	May	$14.59	$15.70	$13.00	18.2	$265.9

Redhook Ale Brewery	HOOK	Dec	Jun	$2.38	$2.86	$1.70	6.2	$14.8

Scheid Vineyards	SVIN	Dec	Jun	$3.63	$3.64	$2.00	5.5	$19.9

Seneca Foods	SENEB	Mar	Jun	$19.48	$19.70	$12.75	6.7	$130.0

Spectrum Organic Products	SPOP	Dec	Jun	$0.60	$0.69	$0.19	45.7	$27.4

Sylvan	SYLN	Dec	Jun	$10.01	$12.35	$8.60	5.1	$51.5

Todhunter International	THT	Sep	Jun	$10.30	$11.50	$7.45	5.6	$57.4

VINTAGE		Jun	Jun	$2.13	$2.63	$1.00	9.5	$20.2

	Ent. Value	EPS	P/E		Ent. Value to LTM						Market Cap. to
Company		LTM	LTM		Rev.		EBITDA		EBIT		Net Inc.		Book
	MM

Hanover Foods	$96.2	$11.35	6.4	x	0.3	x	3.5	x	5.3	x	6.4	x	0.7	x

John B. Sanfilippo & Son	$256.4	$1.41	13.1	x	0.7	x	7.5	x	10.0	x	13.1	x	1.5	x

National Beverage	$207.0	$0.97	15.1	x	0.4	x	5.1	x	7.0	x	15.1	x	1.9	x

Redhook Ale Brewery	$15.1	$(0.18)	NMF		0.4	x	7.2	x	NMF		NMF		0.3	x

Scheid Vineyards	$45.1	$0.42	8.7	x	1.8	x	5.0	x	9.5	x	8.7	x	0.6	x

Seneca Foods	$347.4	$1.62	12.1	x	0.5	x	6.4	x	11.3	x	12.1	x	0.7	x

Spectrum Organic Products	$33.6	$0.04	15.3	x	0.8	x	11.9	x	14.2	x	15.3	x	6.5	x

Sylvan	$83.3	$0.73	13.7	x	0.9	x	5.9	x	10.6	x	13.7	x	1.0	x

Todhunter International	$93.7	$0.41	24.9	x	0.8	x	8.8	x	19.1	x	24.9	x	0.8	x

Average:			13.7	x	0.7	x	6.8	x	10.9	x	13.7	x	1.6	x

Average Excluding Minimum and Maximum:			13.0	x	0.6	x	6.6	x	10.4	x	13.0	x	1.0	x

VINTAGE	$56.0	$(0.45)	NMF		0.7	x	17.3	x	NMF		NMF		0.4	x

Notes:

Source: SEC filings

LTM - Last Twelve Months

MM - Millions

NMF - Not Meaningful

Shares Outstanding figures from most recent filings

Revenue figures for HOOD, SVIN, THT, and VINTAGE include excise taxes

Comparable Company Analysis – Adjusted Operating Statistics

Adjusted Operating Statistics

			LTM
Company	Symbol	Shares Out	Revenue	Gross Profit	EBITDA	EBIT
		MM	MM	MM	MM	MM

Hanover Foods	HNFSA	0.9	$290.3	$46.0	$27.7	$18.1

John B. Sanfilippo & Son	JBSS	9.3	$390.2	$57.8	$34.4	$25.6

National Beverage	FIZ	18.2	$500.4	$165.0	$40.8	$29.5

Redhook Ale Brewery	HOOK	6.2	$41.6	$9.9	$2.1	$(1.0)

Scheid Vineyards	SVIN	5.5	$24.9	$10.1	$10.1	$5.8

Seneca Foods	SENEB	6.7	$672.4	$58.1	$58.6	$35.5

Spectrum Organic Products	SPOP	45.7	$41.0	$11.4	$2.7	$2.2

Sylvan	SYLN	5.1	$91.9	$35.5	$14.0	$7.8

Todhunter International	THT	5.6	$119.9	$29.2	$10.6	$4.9

VINTAGE		9.5	$80.6	$14.9	$10.6	$3.6

	LTM
	Net	Gross	Operating	Net	Return on
Company	Income	Margin	Margin	Margin	Assets	Equity
	MM

Hanover Foods	$9.9	15.8%	6.2%	3.4%	5.8%	10.6%

John B. Sanfilippo & Son	$13.1	14.8%	6.6%	3.4%	5.4%	11.5%

National Beverage	$17.6	33.0%	5.9%	3.5%	8.1%	12.3%

Redhook Ale Brewery	$(1.1)	23.8%	NMF	NMF	NMF	NMF

Scheid Vineyards	$2.9	40.6%	23.4%	11.7%	4.5%	8.6%

Seneca Foods	$13.6	8.6%	5.3%	2.0%	2.6%	7.6%

Spectrum Organic Products	$1.7	27.7%	5.4%	4.1%	9.6%	40.0%

Sylvan	$3.8	38.7%	8.5%	4.1%	3.4%	7.3%

Todhunter International	$2.3	24.4%	4.1%	1.9%	3.2%	3.3%

Average:		25.3%	8.2%	4.3%	5.3%	12.6%

Average Excluding Minimum and Maximum:		25.5%	6.3%	3.4%	5.1%	9.6%

VINTAGE	$0.1	18.5%	4.5%	0.1%	0.1%	0.1%

Notes:

Source: SEC filings

LTM - Last Twelve Months

MM - Millions

NMF - Not Meaningful

Shares Outstanding figures from most recent filings

Revenue figures for HOOD, SVIN, THT, and VINTAGE include excise taxes

JBSS metrics exclude net losses from disposition of properties of $0.015

SVIN metrics exclude a vineyard improvement write down of $1.0

SENEB metrics exclude an impairment expense of $4.7

SPOP metrics exclude net gains on sales of product lines of $0.2

VINTAGE metrics exclude a vineyard removal cost of $1.0, an impairment of RTD assets of $8.0, and a gain from sale of vineyard assets of $1.6

Assumes 40% tax rate in net income adjustments for JBSS, SVIN, SENEB, SPOP, and VINTAGE

Comparable Company Analysis – Adjusted Trading Statistics

Adjusted Trading Statistics

		Fiscal		Close	52 Week Range		Shares	Market
Company	Symbol	Year	LTM	09/10/03	High	Low	Out.	Cap.
							MM	MM

Hanover Foods	HNFSA	Jun	Jun	$72.40	$75.00	$49.00	0.9	$63.0

John B. Sanfilippo & Son	JBSS	Jun	Mar	$18.55	$19.43	$6.25	9.3	$171.7

National Beverage	FIZ	May	May	$14.59	$15.70	$13.00	18.2	$265.9

Redhook Ale Brewery	HOOK	Dec	Jun	$2.38	$2.86	$1.70	6.2	$14.8

Scheid Vineyards	SVIN	Dec	Jun	$3.63	$3.64	$2.00	5.5	$19.9

Seneca Foods	SENEB	Mar	Jun	$19.48	$19.70	$12.75	6.7	$130.0

Spectrum Organic Products	SPOP	Dec	Jun	$0.60	$0.69	$0.19	45.7	$27.4

Sylvan	SYLN	Dec	Jun	$10.01	$12.35	$8.60	5.1	$51.5

Todhunter International	THT	Sep	Jun	$10.30	$11.50	$7.45	5.6	$57.4

VINTAGE		Jun	Jun	$2.13	$2.63	$1.00	9.5	$20.2

	Ent.	EPS	P/E		Ent. Value to LTM						Market Cap. to
Company	Value	LTM	LTM		Rev.		EBITDA		EBIT		Net Inc.		Book
	MM

Hanover Foods	$96.2	$11.35	6.4	x	0.3	x	3.5	x	5.3	x	6.4	x	0.7	x

John B. Sanfilippo & Son	$256.4	$1.41	13.1	x	0.7	x	7.5	x	10.0	x	13.1	x	1.5	x

National Beverage	$207.0	$0.97	15.1	x	0.4	x	5.1	x	7.0	x	15.1	x	1.9	x

Redhook Ale Brewery	$15.1	$(0.18)	NMF		0.4	x	7.2	x	NMF		NMF		0.3	x

Scheid Vineyards	$45.1	$0.53	6.8	x	1.8	x	4.5	x	7.8	x	6.8	x	0.6	x

Seneca Foods	$347.4	$2.04	9.5	x	0.5	x	5.9	x	9.8	x	9.5	x	0.7	x

Spectrum Organic Products	$33.6	$0.04	16.2	x	0.8	x	12.7	x	15.3	x	16.2	x	6.5	x

Sylvan	$83.3	$0.73	13.7	x	0.9	x	5.9	x	10.6	x	13.7	x	1.0	x

Todhunter International	$93.7	$0.41	24.9	x	0.8	x	8.8	x	19.1	x	24.9	x	0.8	x

Average:			13.2	x	0.7	x	6.8	x	10.6	x	13.2	x	1.6	x

Average Excluding Minimum and Maximum:			12.4	x	0.6	x	6.4	x	10.1	x	12.4	x	1.0	x

VINTAGE	$56.0	$0.01	344.1	x	0.7	x	5.3	x	15.4	x	NMF		0.4	x

Notes:

Source: SEC filings

LTM - Last Twelve Months

MM - Millions

NMF - Not Meaningful

Shares Outstanding figures from most recent filings

Revenue figures for HOOD, SVIN, THT, and VINTAGE include excise taxes

JBSS metrics exclude net losses from disposition of properties of $0.015

SVIN metrics exclude a vineyard improvement write down of $1.0

SENEB metrics exclude an impairment expense of $4.7

SPOP metrics exclude net gains on sales of product lines of $0.2

VINTAGE metrics exclude a vineyard removal cost of $1.0, an impairment of RTD assets of $8.0, and a gain from sale of vineyard assets of $1.6

Assumes 40% tax rate in net income adjustments for JBSS, SVIN, SENEB, SPOP, and VINTAGE

Comparable Company Analysis

Based on comparable company LTM valuations, the estimated VINTAGE value per share ranges from $0.00 to $3.40

Comparable Company Analysis

			EBITDA
(in millions, except per share data)	Revenue		Unadjusted		Adjusted
Average ratio excluding minimum and maximum	0.6	x	6.6	x	6.4	x
VINTAGE LTM	$80.6		$3.4		$10.6

Estimated enterprise value	$51.3		$22.6		$68.1
VINTAGE long-term debt	$35.8		$35.8		$35.8

VINTAGE equity value	$15.5		$(13.2)		$32.3

VINTAGE shares outstanding	9.5		9.5		9.5

Estimated value per share (1)	$1.63		$0.00		$3.40

Notes:

(1) On an unadjusted basis, an EBITDA multiple valuation points to VINTAGE’s liabilities exceeding the estimated value of its equity.

Precedent Transaction Analysis

Precedent Transactions

Date				Transaction	Target Financials – LTM		Transaction Value
Announced	Target Name	Acquirer Name		Value	Revenue	EBITDA	Revenue		EBITDA
				MM	MM	MM

12-Aug-03	Cumberland Gap Provision Company	Smithfield Foods, Inc.	(a)	$56.0	$70.0	NA	0.8	x	NA

15-Jul-03	Farmland Industries	Smithfield Foods, Inc.	(b)	$363.5	$1,800.0	$40.6	0.2	x	9.0	x

6-Mar-03	Chiquita Processed Foods LLC	Seneca Foods Corp.	(c)	$206.9	$403.9	$12.0	0.5	x	17.3	x

2-Dec-02	Imagine Foods, Inc.	Hain Celestial Group Inc.	(d)	$52.0	$78.5	$7.6	0.7	x	6.9	x

28-Oct-02	Opta Food Ingredients, Inc.	Stake Technology Ltd.	(e)	$21.3	$27.0	$2.7	0.8	x	7.8	x

23-Aug-02	Burns Philp (North American Industrial Vinegar Division)	Swander Pace Capital LLC	(f)	$88.0	$84.8	$14.9	1.0	x	5.9	x

26-Apr-02	Spectrum Organic Products (Ingredients Division)	Acirca Inc.	(g)	$3.0	$8.0	NMF	0.4	x	NMF

1-Sep-01	Eagle Family Foods (ReaLemon, ReaLime, and ReaLemonade product lines)	Mott’s	(h)	$128.4	$63.1	$20.6	2.0	x	6.2	x

5-May-01	Turner Road Vintners	Constellation Brands	(i)	$295.0	$204.0	$33.0	1.4	x	8.9	x

	Average:						0.9	x	8.9	x

	Average Excluding Minimum and Maximum:						0.8	x	7.8	x

Notes:

(a) Source: Smithfield press release dated 8/12/2003

(b) Source: Smithfield press release dated 7/15/2003; Financials include annualized six month run rate for income from continuing operations as EBITDA; Acquisition through bankruptcy proceedings

(c) Source: Seneca Foods 8-K filed 8/11/03; Financials as of 12/31/02

(d) Source: AH&H estimates; AH&H served as financial advisor to the target in this transaction

(e) Source: AH&H estimates; AH&H served as financial advisor to the target in this transaction

(f) Source: Burns, Philp & Company Limited 2002 annual report; Financials as of 6/30/02; All numbers in Australian Dollars

(g) Source: Spectrum Organic 8-K filed 4/25/02; Financials as of 12/31/01

(h) Source:  Eagle Family Foods Holdings, Inc. 8-K filed 9/19/01; Financials as of 6/30/01; Operating income substituted for EBITDA for Eagle Family Foods

(i) Source: Wine Business Monthly January 2002

Based on precedent transaction LTM valuations, the estimated VINTAGE value per share ranges from $0.00 to $4.89

Precedent Transaction Analysis

			EBITDA
(in millions, except per share data)	Revenue		Unadjusted		Adjusted
Average ratio excluding minimum and maximum	0.8	x	7.8	x	7.8	x
VINTAGE LTM	$80.6		$3.4		$10.6

Estimated enterprise value	$64.8		$26.7		$82.3
VINTAGE long-term debt	$35.8		$35.8		$35.8

VINTAGE equity value	$28.9		$(9.1)		$46.5

VINTAGE shares outstanding	9.5		9.5		9.5

Estimated value per share (1)	$3.04		$0.00		$4.89

Notes:

(1) On an unadjusted basis, an EBITDA multiple valuation points to VINTAGE’s liabilities exceeding the estimated value of its equity.

Liquidation Analysis

•                  The range of values set forth in this liquidation analysis provides estimates of the value of VINTAGE’s equity assuming that the value of VINTAGE would be realized in an orderly liquidation.

•                  The analysis was prepared on a pro forma basis, as of June 30, 2003, based solely on information provided to us by VINTAGE Management, including the estimated value of assets, liabilities and liquidation expenses.  AH&H has had discussions with VINTAGE Management, but does not assume responsibility, with the Company’s consent, for the accuracy, completeness or reasonableness of information provided to AH&H in such discussion or otherwise and has not attempted independently to investigate or verify such estimated values, projections or other information provided to AH&H and included herein or otherwise used. Moreover, for purposes of this analysis, we have assumed that there has been no material change in the assets, financial condition, business or prospects of VINTAGE since the date of the most recent information made available to us.

•                  Our analysis considers the Company’s assets, including cash and cash equivalents, tangible and intangible assets, as well as known and potential liabilities of the Company.  We have presented a range of estimated potential liabilities; however, because VINTAGE’s potential liabilities could be greater or less than the range assumed in this analysis, any such actual difference could result in a material increase or decrease in net value per share.

•                  In our analysis, we have looked at two separate liquidation scenarios (Management and Moderate), each of which involves varying assumptions with respect to the value of specific assets and liabilities of the Company, as well as the potential realization thereof.

Liquidation Analysis Assumptions - Assets

Liquidation Values

	6/30/2003	Liquidation Value		Estimated Liquidation Value
($ in millions)		Management	Moderate	Management	Moderate
Assets:
Current assets:
Cash and equivalents	$0.1	100%	100%	$0.1	$0.1
Trade and other receivables, net	10.0	95%	95%	9.5	9.5
Inventories	27.1	53%	65%	14.4	17.6
Refundable income taxes	0.7	100%	100%	0.7	0.7
Deferred income taxes	2.2	100%	100%	2.2	2.2
Prepaid expenses and other	0.2	100%	100%	0.2	0.2
Total current assets	40.3	67%	75%	27.1	30.3

Property, plant, and equipment, net	56.8	61%	65%	34.8	36.9
Assets held for sale	11.0	86%	90%	9.5	9.9
Other assets	1.5	100%	100%	1.5	1.5

Total balance sheet assets	$109.6	67%	72%	$72.9	$78.6

Source:  AH&H and VINTAGE management estimates.

Liquidation Analysis Assumptions - Liabilities

	6/30/2003	Liquidation Value		Estimated Liquidation Value
($ in millions)		Management	Moderate	Management	Moderate
Liabilities:
Current liabilities:
Bank line of credit	$5.8	100%	100%	$5.8	$5.8
Overdraft	0.4	100%	100%	0.4	0.4
Accounts payable	4.3	100%	100%	4.3	4.3
Payroll and related	1.5	100%	100%	1.5	1.5
Accrued interest	0.2	100%	100%	0.2	0.2
Other accrued liabilities	0.2	100%	100%	0.2	0.2
Current portion of long term debt	6.0	100%	100%	6.0	6.0
Total current liabilities	18.3	100%	100%	18.3	18.3

Long term debt	23.5	100%	100%	23.5	23.5
Deferred compensation	0.9	100%	100%	0.9	0.9
Deferred income taxes	10.9	100%	100%	10.9	10.9

Total balance sheet liabilities	$53.5	100%	100%	$53.5	$53.5

Source:  AH&H and VINTAGE management estimates.

Liquidation Analysis Assumptions – Wind-down Expenses

	6/30/2003	Liquidation Value		Estimated Liquidation Value
($ in millions)		Management	Moderate	Management	Moderate
Six month wind-down expenses:
Continued SG&A	$4.0	100%	75%	$4.0	$3.0
Contract termination fees	3.9	100%	75%	3.9	2.9
Facilities operations	3.2	100%	75%	3.2	2.4
Wind-down bulk inventory	2.9	100%	75%	2.9	2.2
Severance compensation	2.5	100%	75%	2.5	1.9
Infrastructure expenses	2.2	100%	75%	2.2	1.7
Debt prepayment penalties	2.0	100%	100%	2.0	2.0

Total six month wind-down expenses	$20.6	100%	77%	$20.6	$15.9

Source:  AH&H and VINTAGE management estimates.

Liquidation Analysis - Summary

Based on the range of potential liquidation values under both a Management and a Moderate scenario, the estimated value of VINTAGE’s liquidation price per share ranges from $0.00 to $0.96

Liquidation Analysis Summary

($in millions, except per share data)	Management	Moderate

Estimated value of assets	$72.9	$78.6

Less: Estimated value of liabilities	$53.5	$53.5
Less: Estimated value of wind-down expenses	$20.6	$15.9

Liquidation value	$(1.2)	$9.2

Total shares outstanding	9.5	9.5

Liquidation price per share (1) (2)	$0.00	$0.96

Notes:

(1) Estimated liabilities and wind-down expenses exceed estimated value of assets.

(2) Average value does not reflect time value of shareholder distributions.

Discounted Cash Flow Analysis

($ in millions)	Projected (FY)
	2004	2005	2006	2007	2008
Total revenue	$75.3	$75.5	$77.6	$80.1	$82.9

Cost of sales	59.4	59.6	61.2	63.0	65.0

Gross profit	15.9	16.0	16.4	17.1	17.9

SG&A	13.9	12.3	12.6	13.0	13.5

Operating Income	2.0	3.7	3.8	4.1	4.4
Taxed at 40%	0.8	1.5	1.5	1.6	1.8
After Tax Operating Income	1.2	2.2	2.3	2.4	2.7

Plus: Depreciation and Amortization	6.6	6.0	6.1	6.2	6.3
Less: Capital Expenditures	6.6	10.8	5.1	4.4	3.7
Less: Increase in Net Working Capital (1)	(3.4)	1.4	1.2	1.3	1.4
Free Cash Flow	4.6	(4.0)	2.1	3.0	3.9
Terminal Value (2)					53.8
Total Free Cash Flow	$4.6	$(4.0)	$2.1	$3.0	$57.6

Assumptions

Tax Rate	40%
Base Discount Rate (3)	14.2%
EBITDA Multiple	6.0	x

Net Present Value

Present Value of Cash Flow	8.9
Present Value of Terminal Value	53.8
Implied Enterprise Value	$62.7

Plus: Cash	0.1
Less: Debt	27.2
Implied Equity Value	$35.6

Fully Diluted Shares Outstanding	9.5
Implied Share Price	$3.74

EBITDA Terminal Multiple

Discount Rate	4.5x	5.0x	5.5x	6.0x	6.5x	7.0x	7.5x
11.2%	$2.34	$2.81	$3.28	$3.75	$4.22	$4.70	$5.17
12.2%	$2.34	$2.81	$3.28	$3.75	$4.22	$4.69	$5.16
13.2%	$2.33	$2.80	$3.28	$3.75	$4.22	$4.69	$5.16
14.2%	$2.33	$2.80	$3.27	$3.74	$4.21	$4.68	$5.16
15.2%	$2.33	$2.80	$3.27	$3.74	$4.21	$4.68	$5.15
16.2%	$2.32	$2.79	$3.26	$3.74	$4.21	$4.68	$5.15
17.2%	$2.32	$2.79	$3.26	$3.73	$4.20	$4.67	$5.14

Source:  AH&H estimates based on discussions with VINTAGE management.

(1)  Net Working Capital comprised of Accounts Receivable, Inventory, and Accounts Payable.

(2)  Terminal Value calculated as a multiple of fully taxed 2008 EBITDA.

(3)  Base discount rate of 14.2% taken from Ibbotson Associates SIC Code 2 Small Composite Cost of Capital as of June 2003.

Historical Trading Analysis – One Year

[CHART]

Notes:

Source:  FACTSET.

Peer group includes FIZ, HNFSA, HOOK, JBSS, SENEB, SPOP, SVIN, SYLN, and TFT

Equity Premium Analysis

The tables below represent premiums to VINTAGE’s current and historical trading levels assuming the consummation of the transaction at $3.25 per share

Premiums to VINTAGE’s Current and Historical Trading Levels

	Stock Price	Implied Premium

Close as of 09/10/03	$2.13	53%
5 Day Fixed Average	$2.09	56%
30 Day Fixed Average	$2.11	54%
50 Day Fixed Average	$2.16	51%
100 Day Fixed Average	$2.23	45%
One Year Fixed Average	$2.17	50%

Source:  FACTSET.

Summary – VINTAGE’s Price per Share

The chart below illustrates the cash consideration per share to be received under the current proposal in relation to the values per share as derived from our various valuation methodologies

[CHART]

SECTION D

Appendix

[GRAPHIC]

VINTAGE Historical and Projected Income Statement

	FY2003
($ in millions)	Q1	Q2	Q3	Q4	Total

Revenues, net
Bulk wine	$9.7	$19.4	$10.7	$7.7	$47.6
Brandy and spirits	1.0	6.6	1.1	0.9	9.6
Wine grapes	0.5	0.9	0.0	0.0	1.4
Case goods	6.6	4.5	4.8	6.2	22.1
Ready to drink (a)	—	—	—	—	—
Total Revenues	17.8	31.3	16.6	14.8	80.6

Cost of Sales
Bulk wine	7.1	12.6	7.8	7.7	35.2
Brandy and spirits	0.8	5.0	0.7	0.7	7.2
Wine grapes	0.4	0.9	1.0	0.0	2.3
Case goods	4.7	5.4	5.8	6.0	22.0
Ready to drink (a)	—	—	—	—	—
Total Cost of Sales	13.1	23.9	15.3	14.3	66.7

Gross Profit	4.7	7.4	1.3	0.5	13.9
Gross Margin	26.4%	23.7%	7.7%	3.3%	17.2%

Gain (Loss) on sale of assets	—	1.6	—	0.0	1.6
Gain (Loss) on impairment of assets	—	—	(8.0)	—	(8.0)
SG&A	2.5	2.7	2.9	3.2	11.3
Operating Income	2.2	6.3	(9.6)	(2.7)	(3.7)

Interest expense	1.0	1.2	0.7	0.6	3.5
Income Before Taxes	1.2	5.1	(10.2)	(3.3)	(7.2)

Income Taxes (Benefit)	0.4	1.8	(3.9)	(1.3)	(2.9)

Net Income (Loss)	$0.8	$3.3	$(6.3)	$(2.0)	$(4.3)

	FY2004E
($ in millions)	Q1	Q2	Q3	Q4	Total

Revenues, net
Bulk wine	$12.0	$16.0	$10.0	$6.6	$44.6
Brandy and spirits	0.9	8.8	0.5	0.3	10.6
Wine grapes	0.4	—	0.0	0.1	0.6
Case goods	4.4	4.5	4.5	4.6	18.0
Ready to drink (a)	0.2	0.4	0.4	0.5	1.5
Total Revenues	18.0	29.6	15.6	12.2	75.3

Cost of Sales
Bulk wine	9.1	11.9	7.2	4.8	33.0
Brandy and spirits	0.6	6.5	0.3	0.2	7.6
Wine grapes	0.3	0.5	0.0	0.1	1.0
Case goods	3.9	4.0	4.0	4.1	16.0
Ready to drink (a)	0.5	0.4	0.3	0.7	1.8
Total Cost of Sales	14.4	23.3	11.9	9.8	59.4

Gross Profit	3.5	6.4	3.7	2.4	15.9
Gross Margin	19.6%	21.5%	23.7%	19.3%	21.1%

Gain (Loss) on sale of assets	4.3	—	—	—	4.3
Gain (Loss) on impairment of assets	—
SG&A	3.1	3.2	3.5	3.6	13.4
Operating Income	4.7	3.1	0.2	(1.3)	6.8

Interest expense	1.5	0.5	0.4	0.3	2.6
Income Before Taxes	3.2	2.7	(0.2)	(1.6)	4.2

Income Taxes (Benefit)	1.1	0.9	(0.1)	(0.6)	1.5

Net Income (Loss)	$2.1	$1.7	$(0.1)	$(1.0)	$2.7

(a) For fiscal year 2003, Ready to Drink revenues and cost of sales were included in Case Goods.

Source:  SEC documents and management estimates.

VINTAGE Income Statement Adjustments

($ in millions)	FY2003	Adjustments	FY2003 Adjusted
	Total	Total	Total
Revenues, net
Bulk wine	$47.6	$0.0	$47.6
Brandy and spirits	9.6	—	9.6
Wine grapes	1.4	—	1.4
Case goods	22.1	—	22.1
Ready to drink (a)	—	—	—
Total Revenues	80.6	—	80.6

Cost of Sales
Bulk wine	35.2	—	35.2
Brandy and spirits	7.2	—	7.2
Wine grapes (b)	2.3	(1.0)	1.3
Case goods	22.0	—	22.0
Ready to drink	—	—	—
Total Cost of Sales	66.7	(1.0)	65.7

Gross Profit	13.9	1.0	14.9
Gross Margin	17.2%		18.5%

Gain (Loss) on sale of assets (c)	1.6	(1.6)	—
Gain (Loss) on impairment of assets (d)	(8.0)	8.0	—
SG&A	11.3	—	11.3
Operating Income	(3.7)	7.4	3.6

Interest expense	3.5	—	3.5
Income Before Taxes	(7.2)	7.4	0.1

Income Taxes (Benefit) (e)	(2.9)	3.0	0.0

Net Income (Loss)	$(4.3)	$4.4	$0.1

EBITDA	$3.2	$7.4	$10.6

Source:  SEC documents and management estimates.

(a) For fiscal year 2003, Ready to Drink revenues and cost of sales were included in Case Goods

(b) Charge for 400 acres of vineyard removal

(c) Gain on sale of vineyard assets

(d) Write-down of RTD unit’s assets

(e) Result of 40% tax rate on adjustments

VINTAGE Balance Sheet Items

(in millions)	FY 2002	FY 2003
Assets:
Current assets:
Cash and equivalents	$0.1	$0.1
Trade and other receivable - net	9.8	10.0
Inventories	34.0	27.1
Refundable income taxes	1.1	0.7
Deferred income taxes	—	2.2
Prepaid expenses and other current assets	0.3	0.2
Total current assets	45.2	40.3

Property, plant, and equipment	69.9	56.8
Assets held for sale	16.2	11.0
Other assets	1.5	1.5

Total Assets	$132.8	$109.6

	FY 2002	FY 2003
Liabilities:

Current liabilities:
Bank line of credit	$14.5	$5.8
Cash overdraft	1.0	0.4
Accounts payable	6.9	4.3
Payable to growers	0.2	—
Payroll and related liabilities	0.9	1.5
Accrued interest	0.4	0.2
Other accrued liabilities	0.5	0.2
Deferred income taxes	0.2	—
Current portion of long-term debt	6.5	6.0
Total current liabilities	31.1	18.3

Long-term debt	30.0	23.5
Deferred compensation	0.7	0.9
Deferred income taxes	10.5	10.9

Stockholders’ Equity:

Class A common stock	0.0	0.0
Class B common stock	0.1	0.1
Additional paid-in capital	45.1	45.1
Retained earnings	15.4	11.1
Treasury stock	(0.1)	(0.1)
Total stockholders’ equity	60.4	56.1

Total liabilities and equity	$132.8	$109.6

Source: SEC documents.

VINTAGE Price & Volume Chart - One Year

VINTAGE
Closing Price & Daily Volume LTM

[CHART]

Period High		$2.58
Period Low		$1.08
Close	10-Sep-2003	$2.06
Average Daily Volume		3,776

Percentage Change - 20 Days	0.5%
Percentage Change - 50 Days	-8.4%
Percentage Change - 100 Days	1.7%
Percentage Change - LTM	16.3%

Source:  FACTSET.

VINTAGE Volume At Price Histogram – One Year

[CHART]
Share Price Intervals

	$1.00 - $1.25	$1.25 - $1.50	$1.50 - $1.75	$1.75 - $2.00	$2.00 - $2.25
Trading Volume as % of Volume Traded	2.6%	27.5%	21.8%	14.9%	23.3%
Cumulative Volume as % of Volume Traded	2.6%	30.1%	51.9%	66.8%	90.2%
Trading Volume as % of Total Shares Out	0.3%	2.8%	2.2%	1.5%	2.4%
Cumulative Volume as % of Total Shares Out	0.3%	3.0%	5.2%	6.7%	9.1%
Trading Volume as % of Float	0.7%	7.5%	5.9%	4.1%	6.3%
Cumulative Volume as % of Float	0.7%	8.2%	14.1%	18.2%	24.5%

	$2.25 - $2.50	$2.50 - $2.75	$2.75 - $3.00	$3.00 - $3.25	$3.25 - $3.50
Trading Volume as % of Volume Traded	9.2%	0.7%	0.0%	0.0%	0.0%
Cumulative Volume as % of Volume Traded	99.3%	100.0%	100.0%	100.0%	100.0%
Trading Volume as % of Total Shares Out	0.9%	0.1%	0.0%	0.0%	0.0%
Cumulative Volume as % of Total Shares Out	10.0%	10.1%	10.1%	10.1%	10.1%
Trading Volume as % of Float	2.5%	0.2%	0.0%	0.0%	0.0%
Cumulative Volume as % of Float	27.0%	27.2%	27.2%	27.2%	27.2%

Note:  Float estimated to be 3.5 million.

Source:  FACTSET

Selected Reverse Split Going Private Transactions

Reverse Split Going Private Premium Analysis

Date			Price at	Proposed	Payment Premium
Announced	Company	Symbol	Announcement	Payment	1 Day	5 Day	30 Day	50 Day	100 Day	1 Year

6/10/2003	Siena Holdings	SIEN	$1.13	$1.28	13%	13%	16%	16%	11%	2%

4/30/2003	PML Inc	PMLI	$0.83	$1.50	81%	76%	40%	-8%	13%	77%

3/17/2003	IFX Corporation	FUTR	$0.04	$0.12	196%	200%	60%	200%	-74%	-82%

1/9/2003	Avery Communications	AVYC	$0.65	$1.27	97%	97%	112%	26%	4%	-49%

11/18/2002	Kimmins Corporation	KMMN	$0.55	$1.00	82%	113%	186%	133%	317%	75%

	Average:				94%	100%	83%	73%	54%	5%

	Average Excluding Minimum and Maximum:				86%	95%	70%	58%	9%	10%

	Implied VINTAGE Share Price:				$3.85	$4.06	$3.66	$3.32	$2.19	$3.88

Leaving aside the idiosyncratic risk that is inherent to each of these transactions, applying the average payment premiums excluding minimum and maximum of Reverse
Split Going Private transactions to VINTAGE’s per share price as of 9/10/03 implies a per share value of $2.19 to $4.06

Source:	AVYC Proxy filed 6/6/03 FUTR Proxy filed 8/7/03 KMMN Proxy filed 3/12/03 PMLI 13E3 filed 7/16/03 SIEN Proxy filed 6/17/03